UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 13, 2025

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 Marine Parkway, Suite 400

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.001 par value	SLNO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2025, the Board of Directors (the “Board”) of Soleno Therapeutics, Inc. (the “Company”) increased the size of its Board and the Audit Committee of its Board (the “Audit Committee”) by one member and appointed Mark W. Hahn to the Board and to the Audit Committee. Mr. Hahn will serve as a Class II director with a term expiring at the annual meeting of stockholders to be held in 2028.

Mr. Hahn recently served as Chief Financial Officer of Verona Pharma PLC from March 2020, through the phase 3 program and launch of its first approved product, and until its acquisition by Merck & Co., Inc. for approximately $10 billion in October 2025. From January 2018 until its acquisition by Swedish Orphan Biovitrum (Sobi) for up to $915 million in November 2019, Mr. Hahn served as CFO of Dova Pharmaceuticals, where he was instrumental in raising capital and in the launch of Dova’s first commercial rare disease product. From 2010 until its acquisition by Melinta Therapeutics in 2017, Mr. Hahn was CFO of Cempra, Inc. where he led the company’s IPO and several subsequent follow-on offerings. Prior to Cempra, Mr. Hahn was the CFO of several other public and private companies. Mr. Hahn began his career at Ernst & Young. Mr. Hahn also serves as a Board member and Audit Committee Chair for Opterion Health AG. He received a Bachelor of Business Administration degree in Accounting and Finance from the University of Wisconsin-Milwaukee and is a certified public accountant in Maryland and North Carolina.

The Company believes Mr. Hahn can make valuable contributions to the Board and Audit Committee due to his nearly 30 years of CFO-level experience and key roles in numerous successful product launches, financings and strategic transactions within the life sciences sector.

In connection with the appointment of Mr. Hahn to the Board and in accordance with the Company’s Outside Director Compensation Policy, he received a grant of 10,046 restricted stock units (“RSUs”). One-third the RSUs vest on October 13, 2026 and each annual anniversary thereafter, subject to Mr. Hahn continuing as a service provider through each such date. The RSU award is subject to the terms and conditions of the Company’s Amended and Restated 2014 Equity Incentive Plan and its related grant agreement. As a director, Mr. Hahn will participate in the compensation program applicable to all non-employee directors, which is described under the heading “Non-Employee Director Compensation” in the Company’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 22, 2025.

Mr. Hahn also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-196635) filed with the Securities and Exchange Commission on June 10, 2014.

There are no arrangements or understandings between Mr. Hahn and any other persons pursuant to which Mr. Hahn was appointed as a director.

ITEM 8.01	Other Events

On October 13, 2025, the Company issued a press release (the “Press Release”) announcing Mr. Hahn’s appointment to the Board and Audit Committee. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 8.01 (including Exhibit 99.1) is being furnished pursuant to Item 8.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Soleno Therapeutics, Inc. dated October 13, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.
Date: October 14, 2025
	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer